EXHIBIT 99.1

                              TERMINATION AGREEMENT

                  TERMINATION AGREEMENT, dated as of March 22, 2001 (this "Agreement"), among MeriStar Hotels & Resorts, Inc., a Delaware corporation ("MeriStar"), American Skiing Company, a Delaware corporation ("ASC") and ASC Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ASC.

                  WHEREAS, the parties hereto are parties to a Agreement and Plan of Merger, dated as of December 8, 2000 as amended by an Amendment to Agreement and Plan of Merger dated as of February 21, 2001 (as so amended, the "Merger Agreement"; capitalized terms used but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement);

                  WHEREAS, Section 7.1(a) of the Merger Agreement provides that the Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of each of MeriStar and ASC;

                  WHEREAS, the Board of Directors of each of MeriStar and ASC has determined that it is in the best interests of each of their respective companies and shareholders to terminate the Merger Agreement, and has authorized the termination of the Merger Agreement pursuant to Section 7.1(a) thereof, upon the terms and subject to the conditions of this Agreement;

                  NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                  SECTION 1. Termination. The Merger Agreement is hereby terminated pursuant to Section 7.1(a) thereof by the mutual written consent of the parties thereto.

                  SECTION 2. Effect of Termination; Mutual Discharge and Waiver.
(a) Except as expressly provided in Sections 5.7(b) of the Merger Agreement or as expressly provided in this Agreement and notwithstanding anything to the contrary in Section 7.2 of the Merger Agreement, as a result of the termination of the Merger Agreement pursuant hereto, the Merger Agreement, the ASC Voting/Recapitalization Agreement and the MeriStar Voting Agreement shall become void, and there shall be no liability under the Merger Agreement, the ASC Voting/Recapitalization Agreement and the MeriStar Voting Agreement on the part of any party hereto or any of their respective affiliates, subsidiaries or Representatives, and all rights and obligations of each party thereto shall cease, including, without limitation, the rights and obligations set forth in
Section 7.3 of the Merger Agreement and any liability for the breach of any representations, warranties, covenants or agreements.

                  (b) In furtherance thereof, each party hereto, on behalf of itself and its affiliates, subsidiaries, and Representatives, and the predecessors, heirs, executors, administrators, successors and assigns of each of them (each, a "Releasing Party") hereby releases and forever discharges each other party hereto and each of their respective affiliates, subsidiaries, and Representatives, and the predecessors, heirs, executors, administrators, successors and assigns of each of them, from any and all liabilities and obligations, claims, demands, causes of action and suits, at law or in equity, whether now known or unknown, whether arising under any United States federal, state or local or any foreign law or otherwise, that any of them have, have had or may have in the future to the Releasing Party arising out of or in connection

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with the Merger Agreement (other than with regard to any violation of Section
5.7(b) of the Merger Agreement), the ASC Voting/Recapitalization Agreement or the MeriStar Voting Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation set forth in Section
7.3 of the Merger Agreement and any liability for the breach of any representations, warranties, covenants or agreements.

(c) Notwithstanding paragraphs (a) and (b) above, the parties agree that they shall share equally (i) the costs of the printing and mailing of the Proxy Materials and the filing fees for the Proxy Statement, the Registration Statement and HSR notification forms (ii) fees of appraisal firms, legal counsel to lenders and other fees payable to lenders incurred in connection with the Resorts Credit Facility Amendment and (iii) fees payable to Fergus Partners Limited in connection with the Merger.

                  SECTION 3. Further Assurances. Each party hereto agrees to use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement.

                  SECTION 4. Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York, without regard to conflicts-of-law principles.

                  SECTION 5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 6. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 7. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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                  IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.



                                              MERISTAR HOTELS & RESORTS, INC.


                                              By /s/ Paul W. Whetsell
                                                 -------------------------------
                                                 Name:  Paul Whetsell
                                                 Title: Chairman and CEO



                                              AMERICAN SKIING COMPANY


                                              By /s/ Leslie B. Otten
                                                 -------------------------------
                                                 Name:  Leslie B. Otten
                                                 Title: President and CEO



                                              ASC MERGER SUB, INC.


                                              By /s/ Leslie B. Otten
                                                 -------------------------------
                                                 Name:  Leslie B. Otten
                                                 Title: President and CEO